Exhibit 99.2

News Release

Contact: William L. Prater Senior Executive Vice President and Chief Financial Officer (662) 680-2536	Will Fisackerly Senior Vice President and Director of Corporate Finance (662) 680-2475

BancorpSouth Announces Extension of Merger Agreements with

Central Community Corporation and Ouachita Bancshares Corp.

TUPELO, MS, June 30, 2015 — BancorpSouth, Inc. (NYSE: BXS) announced today the extension of the merger agreements with Central Community Corporation and Ouachita Bancshares Corp. The merger agreements were extended until December 31, 2015 without material changes.

As previously announced, the mergers have been unanimously approved by the boards of directors of all three companies, and by the shareholders of Central Community Corporation and Ouachita Bancshares Corp. The transactions remain subject to required regulatory approvals and the satisfaction of other closing conditions.

About BancorpSouth, Inc.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.6 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 284 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000